EXHIBIT 99.1
MasTec Announces Proposed Offering of $150 Million of Senior Notes Due 2017
CORAL GABLES, Fla., Jan. 16 /PRNewswire-FirstCall/ — MasTec, Inc. (NYSE: MTZ) announced today it intends to offer, subject to market and other conditions, $150 million of senior notes due 2017 in a private placement to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Act”), and outside the United States in reliance on Regulation S under the Act. The notes have not and will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.
MasTec intends to use the net proceeds from the offering to redeem all of its outstanding 7.75% senior subordinated notes, due February 2008, approximately 30 days after the closing of the offering. The Company expects to use the remaining net proceeds for working capital, possible acquisitions of assets and businesses and other general corporate purposes.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.
Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Act and Section 21E of Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements involve a number of risks, uncertainties, and other factors, including potential changes in market conditions, which could cause actual results to differ materially.
SOURCE MasTec, Inc.
CONTACT: J. Marc Lewis, Vice President-Investor Relations of MasTec, Inc., +1-305-406-1815, or fax, +1-305-406-1886, or marc.lewis@mastec.com